Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED SECURITIES DIVIDEND

                          (in thousands, except ratios)

                                                            Twelve-month
                                                            period ended
                                                          December 31, 2002
                                                          -----------------

Net income                                                    $ 32,894
                                                                ======
Fixed charges
      Audit fees                                                    25
      Trustee fees                                                 166
      Administrative and consulting fees                         1,207
                                                               -------
Total fixed charges                                              1,398
                                                               -------
Earnings before fixed charges                                $  34,292
                                                               -------
Fixed charges, as above                                          1,398
                                                               -------
Preferred securities dividend                                   38,690
                                                               -------
Fixed charges including preferred securities dividends       $  40,088
                                                               -------
Ratio of earnings to fixed charges and preferred
  securities dividend                                             0.86
                                                               -------